Exhibit 4.2

EXECUTION VERSION

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TIPTREE OPERATING COMPANY, LLC

JULY 1, 2013

THE UNITS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

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EXHIBITS

Exhibit A Form of Joinder Agreement

Exhibit B Form of Election of Redemption

Exhibit C Form of Spousal Consent

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TIPTREE OPERATING COMPANY, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Tiptree Operating Company, LLC (together with any successor entity, the “Company”) is made as of July 1, 2013, by and among the Members listed on Annex A attached hereto (as amended from time to time in accordance with the provisions herein). Certain capitalized terms used herein are defined in Section 1.01.

WHEREAS, Care Investment Trust Inc., a Maryland corporation (“Parent”), formed the company by filing a certificate of formation with the Secretary of State of Delaware on December 20, 2012 and entered into the Operating Agreement of the Company, dated as of December 31, 2012.

WHEREAS, Parent and Tiptree Financial Partners, L.P., a Delaware limited partnership (“Tiptree”) are contributing assets to the company in exchange for common units of membership interests of the Company pursuant to the Contribution Agreement, dated as of December 31, 2012, among the Company, Parent and Tiptree (the “Contribution Agreement”);

WHEREAS, in connection with the transactions contemplated by the Contribution Agreement, Parent is changing its name to “Tiptree Financial Inc.”; and

WHEREAS, Parent, Tiptree and the Company desire to amend and restate the original Operating Agreement in its entirety and enter into this Amended and Restated Limited Liability Company Agreement.

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. The following terms are used herein as defined below:

“Adjusted Capital Account Deficit” means with respect to the Capital Account of any Member as of the end of any Taxable Year, the amount by which (i) the sum of the balance in such Capital Account and the amount of any Capital Account deficit that such Member is obligated or deemed obligated to restore is less than (ii) zero. For this purpose, such Person’s Capital Account balance shall be determined in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

“Admission Date” has the meaning set forth in Section 7.01(d).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Book Value” means, with respect to any Company property, the Company’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted (in the case of permitted adjustments, to the extent the Company makes such permitted adjustments) by Treasury Regulation Section 1.704-1(b)(2)(iv)(d)-(g) (with it being understood that if the adjusted basis of any Company property is different from its fair market value at the time of contribution, its Book Value shall initially equal the fair market value).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Account” has the meaning set forth with respect thereto in Section 6.01(a).

“Capital Contributions” means any cash, cash equivalents, promissory obligations or the Fair Market Value of other property which a Member contributes or is deemed to have contributed to the Company with respect to the issuance of any Unit pursuant to Article III.

“Cash Amount” means an amount of U.S. Dollars equal to (i) the applicable number of Common Units subject to a Redemption with respect to which Parent determines to deliver to the Redeeming Unitholder cash instead of shares of Class A Common Stock, multiplied by (ii) on any Redemption Date, the average of the daily Closing Prices for the ten (10) consecutive trading days immediately preceding the Redemption Date.

“Class A Common Stock” means the Class A Common Stock, par value $0.001 per share, of Parent.

“Class B Common Stock” means the Class B Common Stock, par value $0.001 per share, of Parent.

“Closing Price” means, as of any date, the last sale price for Class A Common Stock or, in case no such sale takes place on such day, the average of the closing bid and asked prices for Class A Common Stock, in either case, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which Class A Common Stock is listed or admitted to trading or, if Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market or, if the Class A Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in Class A Common Stock selected by the Board of Directors of Parent or, in the event that no trading price is available for Class A Common Stock, the fair market value of the Class A Common Stock, as determined in good faith by the Board of Directors of Parent.

“Code” means the United States Internal Revenue Code of 1986, as amended and any future amendments to the Code and any corresponding provisions of succeeding Code provisions (whether or not such amendments and corresponding provisions are mandatory or discretionary).

“Common Units” means Units of the Company that are designated as Common Units pursuant to this Agreement.

“Company” has the meaning set forth in the Preamble.

“Company Minimum Gain” means partnership minimum gain determined pursuant to Treasury Regulation Section 1.704-2(d).

“Contribution Agreement” has the meaning set forth in the Recitals.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del.L. Section 18-101, et seq., as the same exists or hereafter may be amended from time to time, and any successor thereto.

“Designated Class B Shares” means such number of shares of Class B Common Stock equal to the same percentage (rounded to the nearest one-thousandth of one-percent) of the total number of shares of Class B Common Stock held by a Redeeming Unitholder as the percentage of Redeemed Units tendered for Redemption by such Redeeming Unitholder bears to the total number of Common Units held by such Redeeming Unitholder.

“Disposition Event” means any merger, consolidation or other business combination of Parent or the Company, whether effected through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Class A Common Stock receive the same consideration per share paid in the tender offer), unless, following such transaction, (a) all or substantially all of the holders of the voting power of all outstanding classes of common stock and series of preferred stock of Parent that are generally entitled to vote in the election of directors prior to such transaction or series of transactions in the case of a transaction by Parent, or (b) all or substantially all of the holders of the voting power of all equity interests in the Company in the case of a transaction with the Company, continue to hold a majority of the voting power of the surviving entity (or its parent) resulting from such transaction or series of transactions in substantially the same proportions as immediately prior to such transaction or series of transactions.

“Distribution” means each distribution made by the Company to a Member with respect to such Person’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution, regular or special cash distribution or otherwise; provided, that, Distributions shall not include any recapitalization or exchange of securities of the Company (whether resulting from the conversion of the Company from a limited liability company to a corporation, any Redemption under Article IV or otherwise), any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units.

“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited), limited liability company interests or equivalent ownership interests in or issued by, or interests, participations or other equivalents to share in the revenues or earnings of (except as provided in any service agreement that includes a revenue sharing component entered into in the ordinary course of business), such Person or securities convertible into, or exchangeable or exercisable for, such shares, interests, participations or other equivalents and options, warrants or other rights to acquire such shares, interests, participations or other equivalents; provided, that discounts and rebates granted in the ordinary course of business shall not in any event constitute an Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Fair Market Value” has the meaning set forth in Section 10.01(a).

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 10.04.

“Fiscal Quarter” means each calendar quarter ending March 31, June 30, September 30 and December 31.

“Indemnified Person” has the meaning set forth in Section 9.02(a).

“Joinder Agreement” means an agreement of joinder to this Agreement between the Company and a third party, substantially in the form attached hereto as Exhibit A.

“Losses” means items of Company loss and deduction determined in accordance with Section 6.01(b).

“Managing Member” means, immediately upon the execution and delivery of this Agreement, Parent and, thereafter, any Person (i) to which the Managing Member Transfers all Units held by such Managing Member (other than in the event of any Transfers through pledge or encumbrance of such Units), (ii) which is the successor Person of the Managing Member in a Reclassification Event, or (iii) which is appointed by the Managing Member as the new Managing Member, and which is admitted to the Company as the Managing Member upon such Transfer, Reclassification Event or appointment.

“Members” means the Members on the date of this Agreement and all other persons or entities admitted as additional or substituted Members pursuant to this Agreement, so long as they remain Members, each as listed on Annex A attached hereto. Reference to a “Member” means any one of the Members.

“Other Business” has the meaning set forth in Section 9.03.

“Parent” has the meaning set forth in the Recitals.

“Percentage Interest” means, as to any Member, the quotient, expressed as a percentage, of the number of Units held by such Member divided by the aggregate number of Units held by all of the Members.

“Permitted Transferee” means with respect to (i) Tiptree, any limited partner of Tiptree; (ii) any Member, any Affiliate of such Member and (iii) in the case of a Member that is an individual, to such Member’s spouse and descendants (whether natural or adopted) and any trust solely for the benefit of such Member and/or the Member’s spouse and/or descendants.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity or any department, agency, or political subdivision thereof.

“Profits” means items of Company income and gain determined in accordance with Section 6.01(b).

“Reclassification Event” means any of the following: (i) any reclassification or recapitalization of the common stock of Parent (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 3.06), (ii) any merger, consolidation or other combination involving Parent, or (iii) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of Parent to any other Person, in each of clauses (i), (ii) or (iii), as a result of which holders of common stock of Parent shall be entitled to receive cash, securities or other property for their shares of common stock.

“Redeemed Units” has the meaning set forth in Section 4.01(a).

“Redeeming Unitholder” has the meaning set forth in Section 4.01(a) of this Agreement.

“Redemption” has the meaning set forth in Section 4.01(a).

“Redemption Date” has the meaning set forth in Section 4.01(b)(iv).

“Redemption Notice” has the meaning set forth in Section 4.01(b)(i).

“Redemption Rate” means the number of shares of Class A Common Stock for which a Common Unit is entitled to be Redeemed. On the date of this Agreement, the Redemption Rate shall be 1 for 1, subject to adjustment pursuant to Section 4.02 of this Agreement.

“Regulatory Allocations” has the meaning set forth in Section 6.07(e).

“Spousal Consent” has the meaning set forth in Section 11.15.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof or (B) such Person is a general partner, managing member of managing director of such partnership, limited liability company, or other business entity. For purposes hereof and unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Taxable Year” has the meaning set forth in Section 10.05.

“Tax Matters Partner” means the Managing Member.

“Tiptree” has the meaning set forth in the Recitals.

“Transfer” has the meaning set forth in Section 7.01(a).

“Treasury Regulations” means the income tax regulations promulgated under the Code and any future amendments to such regulations and any corresponding provisions of succeeding regulations (whether or not such amendments and corresponding provisions are mandatory or discretionary).

“Unit” means an interest of a Member in the Company having the rights and obligations specified with respect to Units in this Agreement.

“Unitholder” means a holder of Common Units.

Section 1.02 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II

FORMATION

Section 2.01 Name; Formation. The name of the Company shall be Tiptree Operating Company, LLC, or such other name as the Managing Member may from time to time hereafter designate. The Managing Member may change the name of the Company at any time and from time to time. Prompt notification of any such change shall be given to all Members. The Company has been organized as a Delaware limited liability company by filing with the Secretary of State the Certificate of Formation under and pursuant to the Delaware Act and shall be continued in accordance with this Agreement.

Section 2.02 Purpose. The purpose of the Company shall be to engage in any lawful business that may be engaged in by a limited liability company organized under the Delaware Act, as such business activities may be determined by the Managing Member from time to time.

Section 2.03 Offices.

(a) The principal office of the Company, and such additional offices as the Managing Member may determine to establish, shall be located at such place or places inside or outside the State of Delaware as the Managing Member may designate from time to time.

(b) The registered office of the Company required by the Delaware Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Managing Member may designate from time to time in the manner provided by law.

Section 2.04 Term. The Company shall continue until dissolved and terminated in accordance with Article VIII of this Agreement.

ARTICLE III

UNITS AND MEMBERS

Section 3.01 Authorized Units. The total number of Units which the Company has authority to issue shall be determined by the Managing Member from time to time. The Managing Member may from time to time designate and issue Units in such classes and series as the Managing Member shall determine in accordance with this Agreement. Upon the designation and issuance of additional Units by the Company, the Managing Member shall cause the Units so issued to be described in an amendment to Annex A attached hereto, which Annex shall list the name and address of the Units owned by each Member.

Section 3.02 Interests of Unit Holders. The relative rights, privileges, powers, preferences, limitations, duties, liabilities and obligations of holders of the Units shall be determined in the manner set forth herein. Each holder’s interest in the Company, including such holder’s interest in income, gains, losses, deductions and expenses of the Company, shall be represented by the Units held by such holder. Immediately following the execution and delivery of this Agreement, only Common Units shall be issued and outstanding. The Managing Member shall have the right to issue, but only in accordance with Section 3.03, 3.05 and 3.06 below, additional Common Units and/or establish and issue other classes or series of Units or other Company securities from time to time with such rights, privileges, powers, preferences, limitations, duties, liabilities and obligations, which may be different from, including senior or subordinate to, any then existing or future classes or series of Units or other Company securities, as the Managing Member shall determine from time to time, in its sole discretion, without the vote or consent of any other Member or any other Person, including:

(a) the right of such Units or other Company securities to share in Profits and Losses or items thereof;

(b) the right of such Units or other Company securities to share in distributions;

(c) the rights of such Units or other Company securities upon dissolution, liquidation and termination of the Company;

(d) whether, and the terms and conditions upon which, the Company may or shall be required to redeem such Units or other Company securities;

(e) whether such Units or other Company securities are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange;

(f) the terms and conditions upon which such Units or other Company securities will be issued, evidenced by certificates or assigned or transferred;

(g) the terms and conditions of the issuance of such Units or other Company securities (including, without limitation, the amount and form of consideration, if any, to be received by the Company in respect thereof, the Managing Member being expressly authorized, in its sole discretion, to cause the Company to issue Units or other Company securities for less than their Fair Market Value, as determined by the Managing Member); and

(h) the right, if any, of the holder of such Units or other Company securities to vote on Company matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units or other Company securities.

Section 3.03 Reciprocal Equity Issuances.

(a) Except as contemplated in this Section 3.03, if at any time the Managing Member shall issue any Equity Interests of the Managing Member (other than shares of Class B Common Stock):

(i) the Company shall issue to the Managing Member one Common Unit (if the Managing Member issues a share of Class A Common Stock), or such other Units of the Company designated by the Managing Member (if the Managing Member issues Equity Interests other than Class A Common Stock) corresponding to the Equity Interests issued by the Managing Member, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Interest of the Managing Member, and

(ii) the net proceeds received by the Managing Member with respect to the corresponding share of Class A Common Stock or other Equity Interests of the Managing Member, if any, shall be concurrently transferred to the Company; provided, however, that if the Managing Member issues any shares of Class A Common Stock or other Equity Interests some or all of the net proceeds of which are to be used to fund expenses or other obligations of the Managing Member for which the Managing Member would be permitted a cash distribution pursuant to clause (ii) of Section 6.05(e), then the Managing Member shall not be required to transfer such net proceeds to the Company (it being understood that such net proceeds shall instead be used to fund such expenses or repay such indebtedness, or transferred to such Member as consideration for such purchase).

(b) Notwithstanding the foregoing, this Section 3.03 shall not apply:

(i) to the issuance and distribution to holders of shares of Class A Common Stock and Class B Common Stock of rights to purchase Equity Interests of the Managing Member under a “poison pill” or similar shareholders rights plan (it being understood that upon exchange of Units for Class A Common Stock, such Class A Common Stock will be issued together with a corresponding right), or to the issuance under the Managing Member’s employee benefit plans of any warrants, options, other rights to acquire Equity Interests of the Managing Member or rights or property that may be converted into or settled in Equity Interests of the Managing Member, but shall in each of the foregoing cases apply to the issuance of Equity Interests of the Managing Member in connection with the exercise or settlement of such rights, warrants, options or other rights or property,

(ii) to the issuance of shares of Class A Common Stock, the proceeds of which are used to purchase or fund the purchase from a Member of a number of Units (and shares of Class B Common Stock) equal to the number of shares of Class A Common Stock so issued, and

(iii) as otherwise determined by the Managing Member in accordance with Section 3.05(b).

(c) Except pursuant to Section 3.05 and Article IV or as otherwise determined by the Managing Member in accordance with Article IV:

(i) the Company may not issue any additional Common Units to the Managing Member unless substantially simultaneously the Managing Member issues or sells an equal number of shares of the Managing Member’s Class A Common Stock to another Person, and

(ii) the Company may not issue any other Units of the Company to the Managing Member unless substantially simultaneously the Managing Member issues or sells, to another Person, an equal number of shares of a new class or series of Equity Interests of the Managing Member with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Units of the Company.

Section 3.04 Reciprocal Equity Redemptions.

(a) Except as otherwise determined by the Managing Member in accordance with Section 3.05:

(i) the Managing Member or any of its Subsidiaries may not redeem, repurchase or otherwise acquire any shares of Class A Common Stock unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from the Managing Member an equal number of Common Units for the same price per security, and

(ii) the Managing Member or any of its Subsidiaries may not redeem, repurchase or otherwise acquire any other Equity Interests of the Managing Member unless substantially simultaneously the Company redeems or repurchases from the Managing Member an equal number of Units of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Interests of the Managing Member for the same price per security.

(b) Except as otherwise determined by the Managing Member in accordance with Section 3.05:

(i) the Company may not redeem, repurchase or otherwise acquire any Common Units from the Managing Member or any of its Subsidiaries unless substantially simultaneously the Managing Member redeems, repurchases or otherwise acquires an equal number of shares of Class A Common Stock for the same price per security from holders thereof, and

(ii) the Company may not redeem, repurchase or otherwise acquire any other Units of the Company from the Managing Member or any of its Subsidiaries unless substantially simultaneously the Managing Member redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Interests of the Managing Member of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Interests of the Managing Member.

(c) Notwithstanding the foregoing, to the extent that any consideration payable to the Managing Member in connection with the redemption or repurchase of any shares of Class A Common Stock or other Equity Interests of the Managing Member consists (in whole or in part) of shares of Class A Common Stock or such other Equity Interests (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Common Units or other Units of the Company shall be effectuated in an equivalent manner.

Section 3.05 Exceptions. Notwithstanding anything to the contrary contained in this Agreement or any other agreement between the Company, the Managing Member and/or any of the other Members:

(a) all issuances, repurchases and redemptions of Equity Interests of the Managing Member and of Units by the Managing Member or the Company, respectively, shall be subject to applicable restrictions contained in the General Corporation Law of the State of Maryland (as the same exists or hereafter may be amended from time to time, and any successor thereto) or the Delaware Act and in the Managing Member’s and its Subsidiaries’ (including the Company’s) debt and equity financing agreements, and if any such restrictions prohibit the issuance, repurchase or redemption of such Equity Interests of the Managing Member or of Units hereunder that the Managing Member or the Company, as applicable, is otherwise entitled or required to make, the time periods provided in this Agreement or any other such repurchase agreement shall be suspended, and the Managing Member and/or the Company, as applicable, may make such repurchases as soon as it is permitted to do so under such restrictions;

(b) if (A) the Managing Member incurs any indebtedness and desires to transfer the proceeds of such indebtedness to the Company, and (B) the Managing Member is unable to lend the proceeds of such indebtedness to the Company on an equivalent basis because of restrictions in any of the Managing Member’s and its Subsidiaries’ (including the Company’s) debt and equity financing agreements, then notwithstanding Section 3.03 or Section 3.04, the Managing Member may in good faith implement an economically equivalent alternative arrangement in connection with the transfer of proceeds to the Company using preferred Equity Interests of the Company without complying with the provisions contained in Section 3.03 and Section 3.04; and

(c) the Company and the Managing Member may each separately issue Equity Interests at any time and from time to time without complying with the provisions contained in Section 3.03 and Section 3.04, if deemed appropriate by the Company or the Managing Member, as applicable, acting in good faith.

Section 3.06 Adjustments. The Company shall not in any manner effect any subdivision (by any unit split, unit dividend, reclassification, recapitalization or otherwise) or combination (by reverse unit split, reclassification, recapitalization or otherwise) of the outstanding Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Equity Interests of the Managing Member, with corresponding changes made with respect to any other exchangeable or convertible securities. The Managing Member shall not in any manner effect any subdivision (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the outstanding Equity Interests of the Managing Member unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units, with corresponding changes made with respect to any other exchangeable or convertible securities.

Section 3.07 Certification of Units. The Units owned by the Members (including their respective class or series) will be recorded on the attached Annex A. Certificates evidencing Units (and certificates reflecting re-allocations of such Units) may be issued by the

Company. The Managing Member may direct a new certificate to be issued in place of any certificate theretofore issued by the Company alleged to have been lost or destroyed. Upon surrender to the Company or the transfer agent of the Company of a certificate representing Units duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer and subject to compliance with Section 7.01, a new certificate shall be issued to the Person entitled thereto, and the old certificate shall be cancelled and the transaction shall be recorded upon the books of the Company.

Section 3.08 Restrictive Legend. In the event that certificates representing the Units are issued, each certificate or instrument shall be imprinted with a legend in substantially the following form:

THE UNITS REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON JULY 1, 2013, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”) AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION UNDER THE ACT OR STATE ACTS OR AN EXEMPTION THEREFROM. THE TRANSFER OF THE UNITS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, EFFECTIVE AS OF JULY 1, 2014, AS FURTHER AMENDED AND MODIFIED FROM TIME TO TIME, GOVERNING THE ISSUER (THE “COMPANY”). A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

Section 3.09 Opt-in to Article 8 of the Uniform Commercial Code. The Members hereby agree that the Units shall be “securities” governed by Article 8 of the Uniform Commercial Code of the State of Delaware (and the Uniform Commercial Code of any other applicable jurisdiction) as in effect from time to time.

Section 3.10 Members.

(a) The name and address of each Member of the Company are as set forth on Annex A attached hereto, as the same may be amended from time to time.

(b) No Member shall have the right to approve or vote on any matter except as expressly set forth in this Agreement or as otherwise required by applicable law.

(c) Meetings of the Members for the transaction of such business as may properly come before such Members shall be held at such place, on such date and at such time as the Managing Member shall determine. Special meetings of Members for any proper purpose or purposes may be called at any time by the Managing Member. Members may not otherwise call special meetings.

(d) A quorum shall be present at a meeting of Members if Units representing at least a majority of the outstanding voting power entitled to be exercised at such meeting are represented at the meeting in person or by proxy. With respect to any matter, other than a matter for which the affirmative vote of a specified portion of all Units entitled to vote is required by the Delaware Act, the affirmative vote of the Units representing at least a majority of the outstanding voting power of the Units entitled to be voted at a meeting of Members at which a quorum is present shall be the act of the Members. Notice shall be given at least 24 hours prior to any meeting of the Members. Notice may be waived before or after a meeting or by attendance without protest at such meeting. Notice may be by hand, telephone, electronic mail, overnight courier or the U.S. mail and shall be deemed given when received. The Members may conduct meetings by means of telephone and such participation shall constitute presence in person at such meeting. Any action required or permitted to be taken by the Members at a meeting may be taken without a meeting if the Members holding at least a majority of the outstanding voting power entitled to vote on such action consent in writing to such action, except that, if, pursuant to the Delaware Act, such action requires the affirmative vote of a specified portion of all Units entitled to vote, the written consent of such specified portion of all Units shall be required. The Managing Member may adopt such other procedures governing meetings and the conduct of business as well as meetings of Members and any procedures to be used in connection with voting by Members (which voting may be by written consent of the percentage necessary to take such action) as it shall deem appropriate.

(e) No current or former Member shall have the right to seek or obtain partition by court decree or operation of law of any Company property, or the right to own or use particular or individual assets of the Company.

(f) Loans by Members to the Company shall not be considered Capital Contributions. If any Member shall loan funds to the Company, then the making of such loans shall not result in any increase of the Capital Account balance of such Member. The amount of any such loan shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

ARTICLE IV

REDEMPTION RIGHTS

Section 4.01 Redemption of Common Units for Class A Common Stock.

(a) From and after July 1, 2014, each Unitholder shall be entitled at any time and from time to time, upon the terms and subject to the conditions hereof, to require the Company to redeem Common Units (the “Redeemed Units”), for a redemption price paid to such Unitholder (the “Redeeming Unitholder”) consisting of a number of shares of Class A Common Stock that is equal to the product of the number of Common Units surrendered multiplied by the Redemption Rate (such redemption, a “Redemption”); provided, that the Managing Member shall have the right, at its option and sole discretion, to deliver to the Redeeming Unitholder in such Redemption, instead of all or any portion of the number of shares of Class A Common Stock as determined above, the Cash Amount or a combination of cash and shares of Class A Common Stock as determined by the Managing Member in accordance with this Article IV.

(b) (i) A Unitholder shall exercise its right to Redemption as set forth in Section 4.01(a) above by delivering to Parent and to the Company a written redemption notice in the form of Exhibit B hereto (the “Redemption Notice”), duly executed by such holder or such holder’s duly authorized attorney, in each case delivered during normal business hours at the principal executive offices of Parent and of the Company. Together with such Redemption Notice, the Redeeming Unitholder shall surrender all of its Redeemed Units (and, if in certificated form, shall deliver the certificates of such Redeemed Units simultaneously with such Redemption Notice or shortly thereafter) and shall transfer to Parent all of its Designated Class B Shares (and, if in certificated form, shall deliver the certificates of such Designated Class B Shares simultaneously with such Redemption Notice or shortly thereafter) for cancellation, each free and clear of any and all liens and encumbrances, and the Redeeming Unitholder shall represent in such Redemption Notice that such Redeemed Units and the Designated Class B Shares are free and clear of any and all liens and encumbrances.

(ii) As promptly as practicable (but in any event within ten Business Days) following the delivery of such Redemption Notice, the Company shall deliver or cause to be delivered at the offices of the then-acting registrar and transfer agent of the Class A Common Stock or, if there is no then-acting registrar and transfer agent of the Class A Common Stock, at the principal executive offices of Parent, the number of shares of Class A Common Stock deliverable upon such Redemption, registered in the name of the relevant Redeeming Unitholder, and, if fewer than all Common Units represented by any certificate of Common Units (if in certificated form) and fewer than all shares of Class B Common Stock (if in certificated form) represented by any share certificate are Redeemed Units or Designated Class B Shares, then the Company shall issue and deliver to such Redeeming Unitholder a new certificate representing the Common Units not subject to Redemption and Parent shall issue and deliver to such Redeeming Unitholder a new certificate representing the shares of Class B Common Stock not subject to Redemption, in each case registered in the name of the relevant Redeeming Unitholder; provided, that, if the Common Units or the Class B Common Stock is issued by the Company or by Parent, in book entry form, the Company or Parent, as applicable, shall reflect or cause the transfer of the Redeemed Units or the Designated Class B Shares, respectively to be reflected in the applicable books and records of the Company or Parent; provided, further, that if Parent exercised its right to deliver the Cash Amount or a combination of cash and shares of Class A Common Stock, Parent shall deliver or cause to be delivered such cash in accordance with this Section 4.01(b) and the Company shall deliver or cause to be delivered in accordance with this Section 4.01(b) the applicable number of shares of Class A Common Stock, if any. To the extent that the Class A Common Stock is settled through the facilities of The Depository Trust Company, the Company will, subject to Section 4.01(c) below, upon the written instruction of a Redeeming Unitholder, use its reasonable best efforts to deliver the shares of Class A Common Stock deliverable to such Redeeming Unitholder, through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Redeeming Unitholder.

(iii) Parent shall take such actions as may be required to ensure the performance by the Company of its obligations under this Section 4.01(b) and the foregoing Section 4.01(a), including the issuance and sale of shares of Class A Common Stock to or for the account of the Company in Redemption for the delivery to Parent by the Company of a number of Common Units that is equal to the number of Redeemed Units surrendered by a Redeeming Unitholder.

(iv) On the date of the delivery of a Redemption Notice in accordance with Section 4.01(b)(i) (each, a “Redemption Date”), the Redemption will be effective, the Redeeming Unitholder shall cease to have any rights as a holder of such Common Units and the Designated Class B Shares held by the Redeeming Unitholder shall be automatically cancelled and shall have no further rights or privileges and shall no longer be deemed to be outstanding for any purpose, and such Redeeming Unitholder shall be treated for all purposes as having become the record holder of the Class A Common Stock issued in Redemption for such Common Units or entitled to the payment of the Cash Amount if and to the extent Parent has exercised its right to deliver the Cash Amount in such Redemption.

(c) The Company and each Redeeming Unitholder shall bear their own expenses in connection with the consummation of any Redemption, whether or not any such Redemption is ultimately consummated, except that the Company shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Redemption; provided, however, that if any shares of Class A Common Stock are to be delivered in a name other than that of the Unitholder that requested the Redemption, then such Unitholder and/or the person in whose name such shares are to be delivered shall pay to the Company the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Redemption or shall establish to the reasonable satisfaction of the Company that such taxes have been paid or are not payable.

(d) Notwithstanding anything to the contrary herein, no Redemption shall be permitted (and, if attempted, shall be void ab initio) if, in the good faith determination of Parent or of the Company, such a Redemption would pose a material risk that the Company would be treated as a “publicly traded partnership” under Section 7704 of the Code.

(e) For the avoidance of doubt, and notwithstanding anything to the contrary herein, a Unitholder shall not be entitled to redeem Units pursuant to this Section 4.01 to the extent Parent determines that such Redemption (i) would be prohibited by law, order or regulation or (ii) would not be permitted under any other agreements with Parent or its subsidiaries to which such Unitholder may be a party or any written policies of Parent related to unlawful or improper trading (including, without limitation, the policies of Parent relating to insider trading).

(f) Notwithstanding any other provision of this Agreement, if a Disposition Event is approved and consummated in accordance with applicable law, at the request of the Company (or following such Disposition Event, its successor) or Parent (or following such Disposition Event, its successor), each Unitholder shall, at any time and from time to time after, or simultaneously with, the consummation of such Disposition Event, be required to effect a Redemption of all of such Unitholder’s Common Units and shares of Class B Common Stock, in accordance with Section 4.01(a). For the avoidance of doubt, in connection with a Disposition Event, in no event shall the holders (other than Parent and its subsidiaries) of Common Units and shares of Class B Common Stock be entitled to receive aggregate consideration for each Common Unit and corresponding share of Class B Common Stock that is greater than the consideration payable in respect of each share of Class A Common Stock.

Section 4.02 Adjustment. Except as set forth in Section 3.05:

(a) The Redemption Rate shall be adjusted accordingly if there is: (i) any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Common Units that is not accompanied by an identical subdivision or combination of the Class A Common Stock and Class B Common Stock; or (ii) any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Class A Common Stock or Class B Common Stock that is not accompanied by an identical subdivision or combination of the Common Units and the Class B Common Stock and Class A Common Stock, respectively.

(b) If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed into another security, securities or other property, then, upon any subsequent Redemption, a Redeeming Unitholder shall be entitled to receive the amount of such security, securities or other property that such Redeeming Unitholder would have received if such Redemption had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction.

(c) For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed into another security, securities or other property, this Agreement shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Agreement shall apply to the Common Units held by the Unitholders as of the date hereof, as well as any Common Units hereafter acquired by a Unitholder. This Agreement shall apply to, mutatis mutandis, and all references to “Common Units” shall be deemed to include, any security, securities or other property of the Company which may be issued in respect of, in Redemption for or in substitution of Common Units by reason of any distribution or dividend, split, reverse split, combination, reclassification, reorganization, recapitalization, merger, redemption (other than a Redemption) or other transaction.

Section 4.03 Reclassification Events. If a Reclassification Event occurs, Parent or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (i) the Redemption rights of holders of Common Units set forth in this Agreement provide that each Common Unit is redeemable for the same amount and same type of property, securities or cash (or combination thereof) that one share of

Class A Common Stock becomes redeemable for or converted into as a result of the Reclassification Event and (ii) Parent or the successor to Parent, as applicable, is obligated to deliver such property, securities or cash upon such Redemption. Parent shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of Parent under this Agreement to the extent that any of the rights or obligations of Parent under this Agreement are assigned or otherwise transferred to the successor Person. For the avoidance of doubt, the provisions of this Section 4.03 shall not affect the right of the Company or Parent to require a Redemption pursuant to this Agreement upon the consummation of a Disposition Event.

Section 4.04 Class A Common Stock to be Issued. Parent shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Redemption, such number of shares of Class A Common Stock as shall be deliverable upon any such Redemption; provided, that nothing contained herein shall be construed to preclude the Company from satisfying its obligations in respect of the Redemption of the Common Units by delivery of shares of Class A Common Stock which are held in the treasury of Parent or the Company or any of their subsidiaries or by delivery of purchased shares of Class A Common Stock (which may or may not be held in the treasury of Parent or any subsidiary thereof). Parent and the Company covenant that all Class A Common Stock issued upon an Redemption will, upon issuance, be validly issued, fully paid and non-assessable.

Section 4.05 Distributions With Respect to Class A Common Stock. The number of shares of Class A Common Stock and/or the cash that a Redeeming Unitholder is entitled to receive under Section 4.01(a) shall not be adjusted on account of any distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided, however, that if a Redemption Date occurs subsequent to the record date for any distribution with respect to the Redeemed Units but prior to payment of such distribution, the Redeeming Unitholder shall be entitled to receive such distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Unitholder transferred and surrendered the Redeemed Units to Parent prior to such date. For the avoidance of doubt, no Unitholder shall be entitled to receive, in respect of a single record date, distributions or dividends both on Redeemed Units and on Class A Common Stock received by such member in the Redemption of such Redeemed Units.

Section 4.06 Books and Records. Upon consummation of a Redemption contemplated by this Article IV, each Common Unit transferred to the Company for the account of Parent at such Redemption shall thereafter be registered in the name of Parent as a Common Unit, and the Managing Member shall modify the applicable books and records of the Company and Annex A (Schedule of Members) to this Agreement in accordance with the terms therein to reflect such transfer.

ARTICLE V

MANAGEMENT AND OPERATIONS

Section 5.01 Management of the Company.

(a) The Members hereby delegate to the Managing Member the sole right to manage the business of the Company and to have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company. Except as otherwise provided herein, no Member shall have any authority to act for or bind the Company but shall have only the right to vote on or approve the actions herein specified to be voted on or approved by the Members. The Managing Member shall be the “manager” of the Company for the purposes of the Delaware Act. Any action taken by the Managing Member shall constitute the act of, and serve to bind, the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Managing Member, as set forth in this Agreement. The Managing Member may not be removed without the consent of the Managing Member.

(b) The Managing Member shall appoint such officers of the Company, who may but need not be Members, to such terms and to perform such functions as the Managing Member shall determine in its sole discretion, and the Managing Member may appoint, employ, or otherwise contract with such other persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company. The Managing Member may delegate to any such officer, person or entity such authority to act on behalf of the Company as the Managing Member may from time to time deem appropriate. In particular, the Managing Member may appoint an officer to execute any contract or other agreement or document on behalf of the Company; provided, that no officer may execute and file on behalf of the Company with the Secretary of State (i) any certificates of amendment to the Company’s Certificate of Formation, (ii) one or more restated certificates of formation and certificates of merger or consolidation or (iii) upon the dissolution and completion of winding up of the Company, a certificate of cancellation canceling the Company’s Certificate of Formation, without having obtained the consent of the Members representing a majority of the outstanding voting power of the Units.

(c) Any action taken by an officer designated by the Managing Member pursuant to authority delegated to such officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any officer as set forth in this Agreement and any instrument designating such officer and the authority delegated to him or her therein.

(d) Except as otherwise provided in the resolution of the Managing Member electing any officer, each officer shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Managing Member. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. The Managing Member may remove any officer with or without cause at any time. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Company, but the election of any officer shall not of itself create contractual rights. Any vacancy occurring in any office of the Company by death, resignation, removal or otherwise may be filled by the Managing Member.

(e) In connection with the performance of its duties as the manager of the Company, the Managing Member acknowledges that it will owe to the Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the Members were stockholders of such corporation. The parties acknowledge that the Managing Member will take action through its board of directors, and that the members of the Managing Member’s board of directors will owe comparable fiduciary duties to the stockholders of the Managing Member. The Managing Member will use all commercially reasonable and appropriate efforts and means, as determined in good faith by the Managing Member, to minimize any conflicts of interest between the Members and the stockholders of the Managing Member and to effectuate any transaction that involves or affects any of the Company, the Managing Member, the Members and/or the stockholders of the Managing Member in a manner that does not (i) disadvantage the Members or their interests relative to the stockholders of the Managing Member, or (ii) advantage the stockholders of the Managing Member relative to the Members, or (iii) treats the Members and the stockholders of the Managing Member differently.

ARTICLE VI

CAPITAL ACCOUNTS; DISTRIBUTIONS; ALLOCATIONS

Section 6.01 Capital Accounts.

(a) The Company shall establish and maintain a separate “Capital Account” for each Member according to the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). For this purpose, the Company may, upon the occurrence of the events specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and Treasury Regulation Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property.

(b) “Profits” and “Losses” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i) The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(1)(B), Code Section 705(a)(2)(B) and Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.

(ii) If the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(iii) Items of income, gain, loss or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv) Items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

(v) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

(vi) Items of income, gain, loss and deduction of the Company with respect to any property distributed to a Member shall be computed as if the Company had sold such property on the date of such distribution at a price equal to its Fair Market Value at that date.

(vii) The Members’ Capital Accounts will normally be adjusted on an annual or other periodic basis as determined by the Managing Member, but the Capital Accounts may be adjusted more often if a new Member is admitted to the Company or if circumstances otherwise make it advisable in the judgment of the Managing Member.

Section 6.02 Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

Section 6.03 No Interest. Except as otherwise expressly provided herein, no Member shall be entitled to receive interest from the Company in respect of any positive balance in its Capital Account, and no Member shall be liable to pay interest to the Company in respect of any negative balance in its Capital Account.

Section 6.04 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.

Section 6.05 Distributions and Allocations.

(a) Except as otherwise provided herein, the Company shall make distributions of cash or other assets to the Members in respect of their Units at any time and from time to time as determined by the Managing Member in its sole discretion; provided, that such distributions are permitted under any lending agreements to which the Company or any of its Subsidiaries is a party and under applicable law. Except as, and to the extent, provided in the terms and conditions of any new Units authorized and issued by the Company after the date first above written, Distributions shall be made to the Members holding Common Units in the proportion that the number of Common Units held by each such Member bears to the aggregate number of all outstanding Common Units.

(b) The Members shall look solely to the assets of the Company for any Distributions, whether liquidating Distributions or otherwise. If the assets of the Company remaining after the payment or discharge, or the provision for payment or discharge, of the debts, obligations, and other liabilities of the Company are insufficient to make any Distributions, no Member shall have any recourse against the separate assets of any other Member (except as otherwise expressly provided herein).

(c) If the Company has, pursuant to any clear and manifest accounting or similar error, paid any Member an amount in excess of the amount to which it is entitled pursuant to this Section 6.05, such Member shall reimburse the Company to the extent of such excess, without interest, within 30 days after demand by the Company.

(d) All amounts withheld and paid pursuant to the Code or any provision of any state, local, or foreign tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 6.05(d) for all purposes under this Agreement. The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Members, and to pay over to any federal, state, local, or foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, local, or foreign law. If the amount of such taxes is greater than any such distributable amounts, then such Member and any successor to such Member’s Interest shall pay the amount of such excess to the Company as a contribution to the capital of the Company.

(e) Notwithstanding the provisions of Section 6.05(a), the Managing Member, in its sole discretion, may authorize that (i) the Company pay cash to the Managing Member (which payment shall be made without pro rata distributions to the other Members) in exchange for the redemption, repurchase or other acquisition of the Managing Member’s Units to the extent that such cash payment is used to redeem, repurchase or otherwise acquire an equal number of shares of Class A Common Stock or other Equity Interests issued by the Managing Member in accordance with Section 3.04, and (ii) cash distributions be made to the Managing Member (which distributions shall be made without pro rata distributions to the other Members) to the extent that the Managing Member determines that expenses or other obligations of the Managing Member are related to its role as the Managing Member, or to the business and affairs of the Company, or any of its direct or indirect Subsidiaries, including (A) operating, administrative and other similar costs incurred by the Managing Member, including payments in respect of indebtedness and preferred stock (to the extent economically equivalent indebtedness or Units were not issued to the Managing Member) and payments pursuant to any legal, tax, accounting and other professional fees and expenses (but, for the avoidance of doubt, excluding any tax liabilities of the Managing Member), (B) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, the Managing Member, (C) fees and expenses related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by the board of directors of the Managing Member and (D) other fees and expenses in connection with the maintenance of the existence of the Managing Member (including any costs or expenses associated with being a public company listed on a national securities exchange). For the avoidance of doubt, distributions made under this Section 6.05(e) may not be used to pay or facilitate dividends or distributions on any Equity Interests of the Managing Member.

Section 6.06 Allocations. Except as otherwise provided in Section 6.07, Profits and Losses for any Fiscal Year shall be allocated among the Members in accordance with their Percentage Interests.

Section 6.07 Special Allocations.

(a) Nonrecourse deductions (as defined in Treasury Regulation 1.704-2(b)(1)) shall be allocated pro rata to the holders of Common Units. If there is a net decrease in Company Minimum Gain during any Taxable Year, each Member shall be specially allocated Profits for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(f)(6). This Section 6.07(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Losses attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease during any Taxable Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(3)), Profits for such Taxable Year (and, if necessary, subsequent Taxable Years) shall be allocated to the Members in the amounts and of such character as determined according to, and subject to the exceptions contained in Treasury Regulation Section 1.704-2(i)(4). This Section 6.07(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted in a manner consistent therewith.

(c) If any Member that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, then Profits for such Taxable Year shall be allocated to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 6.07(c) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d) To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Section 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treasury Regulation Section 1.704-l(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulation Section 1 .704-1 (b)(2)(iv)(m)(4) applies.

(e) The allocations set forth in Sections 6.07(a), (b), (c) and (d) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury

Regulations under Code Section 704. Notwithstanding any other provisions of this Article VI (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Profits and Losses among Members so that, to the extent possible, the net amount of such allocations of Profits and Losses and other items and the Regulatory Allocations (including Regulatory Allocations that, although not yet made, are expected to be made in the future) to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

Section 6.08 Tax Allocations.

(a) Except as provided in Sections 6.08(b), (c) and (d), the income, gains, losses, deductions and credits of the Company will be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts; provided, that if any such allocation is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value in accordance with the traditional method specified in Treasury Regulation Section 1.704-3(b).

(c) If the Book Value of any Company asset is adjusted pursuant to the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) in accordance with the traditional method specified in Treasury Regulation Section 1.704-3(b).

(d) Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Managing Member taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(e) Allocations pursuant to this Section 6.08 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, Distributions or other Company items pursuant to any provision of this Agreement.

(f) The Managing Member may elect to adjust the basis of the assets of the Company for federal income tax purposes in accordance with Code Section 754.

ARTICLE VII

TRANSFERS OF UNITS

Section 7.01 Transfers of Units.

(a) Except for Transfers to Permitted Transferees, no Member may sell, transfer, convey, contribute, assign, pledge or otherwise dispose of or encumber (collectively, a “Transfer”) all or any part of its Units (whether with or without consideration and whether voluntarily or involuntarily or by operation of law), directly or indirectly, without the prior written consent of the Managing Member. Any Transfer in accordance with this Article VII shall be recognized by and recorded on Annex A hereto. If, notwithstanding the provisions of this Section 7.01(a), all or any portion of a Member’s Units are Transferred in violation of this Article VII, involuntarily, by operation of law or otherwise, then without limiting any other rights and remedies under this Agreement or otherwise, the purported transferee of such Units (or portion thereof) shall not be admitted to the Company as a Member or be entitled to any rights as a Member hereunder, and the transferor will continue to be bound by all obligations hereunder, unless and until the Managing Member consents in writing to such admission, which consent shall be granted or withheld in the Managing Member’s sole discretion. Any attempted or purported Transfer of all or a portion of a Member’s Units in violation of this Section 7.01(a) shall be null and void and of no force or effect whatsoever. For the avoidance of doubt, the restrictions on Transfer contained in this Section 7.01 shall not apply to the Transfer of any capital stock of the Managing Member; provided, that no shares of Class B Common Stock may be Transferred unless a corresponding number of Common Units are Transferred therewith in accordance with this Agreement and, to the extent that any Member Transfers Common Units, it shall Transfer to the transferee a corresponding number of shares of Class B Common Stock.

(b) In addition to any other restrictions on Transfer herein contained, including the provisions of this Section 7.01, in no event may any Transfer or assignment of Units by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Units; (ii) if in the opinion of legal counsel to the Company such Transfer presents a material risk that such Transfer would cause the Company to cease to be classified as a partnership or to be classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code for federal income tax purposes; (iii) if such Transfer would constitute a “prohibited transaction” within the meaning of Section 406 of ERISA and/or Section 4975 of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to Section 3(42) of ERISA or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer requires the registration of such Units pursuant to any applicable federal or state securities laws; (vi) if such Transfer subjects the Company to regulation under the Investment Company Act of 1940 or the Investment Advisors Act of 1940, each as amended (or any succeeding law); (vii) to the extent requested by the Managing Member, the Company does not receive such legal and/or tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and such assignee’s consent to be bound by this Agreement as an assignee) that are in a form satisfactory to the Managing Member, as determined in the Managing Member’s sole discretion; or (viii) if such Transfer violates any applicable law.

(c) Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made after such date shall be paid to the assignee. Unless and until an assignee becomes a Member pursuant to this Agreement, the assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable law, other than the rights granted specifically to assignees pursuant to this Agreement and to have the other rights granted to assignees pursuant to the Delaware Act; provided, that, without relieving the transferring Member from any such limitations or obligations and as more fully described in Section 7.01(d), such assignee shall be bound by any limitations and obligations of a Member contained herein by which a Member would be bound on account of the ownership of Units by the assignee (including the obligation, if any, to make Capital Contributions on account of such Units), irrespective of whether such assignee executes a Joinder Agreement.

(d) Any Member who shall Transfer any Units shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges of a Member with respect to such Units, except that unless and until the assignee is admitted as a Member by executing a Joinder Agreement on or after the effective date of such Transfer (the “Admission Date”), (i) such assigning Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Units, including the obligation (together with its assignee pursuant to Section 7.01(c)), if any, to make and return Capital Contributions on account of such Units or otherwise pursuant to the terms of this Agreement and (ii) the Managing Member may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Units for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Units in the Company from any liability of such Member to the Company that may exist on the Admission Date from any breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in any other agreements with the Company. Notwithstanding anything in this Agreement to the contrary, no Transfer shall be permitted without a prior determination of the Managing Member that such Transfer would not reasonably be expected to cause the Company to be treated as a publicly traded partnership within the meaning of Code Section 7704(b). The Company shall take all actions reasonably available to it under this Agreement as in effect on the date hereof to avoid treatment of the Company as a publicly traded partnership within the meaning of Code Section 7704(b).

Section 7.02 Additional Members. The Managing Member shall have the sole right to admit additional Members upon such terms and conditions, at such time or times, and for such Capital Contributions as the Managing Member shall in its sole discretion determine, and after such Person furnishes to the Managing Member an executed Joinder Agreement, substantially in the form attached hereto as Exhibit A, and such other documents or instruments as may be necessary or appropriate to effect such Person’s admission as a Member; provided, that, irrespective of whether such Person executes a Joinder Agreement, it shall be bound by any limitations and obligations of a Member contained herein by which a Member would be bound on account of the ownership of Units. Such admission shall automatically become effective on the date on which such conditions have been satisfied and when any such admission is shown on the books and records of the Company. In connection with any such admission, the Managing Member shall amend Annex A hereof to reflect the name, address, and Capital Contribution of the additional Member.

ARTICLE VIII

DISSOLUTION AND LIQUIDATION

Section 8.01 Dissolution. Subject to the provisions of Section 8.03 of this Agreement, the Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

(a) the determination by the Managing Member and its recommendation to the Member(s) to dissolve the Company; or

(b) the occurrence of any event causing a dissolution of the Company under Section 18-802 of the Delaware Act.

The Company shall not be dissolved by the admission of additional or substitute Members or in the event of a withdrawal, retirement, resignation or expulsion of a Member from the Company or upon the death, bankruptcy or dissolution of a Member, and upon and after any such admission, withdrawal, retirement, resignation, expulsion, death, bankruptcy or dissolution the Company shall continue in existence subject to the terms and conditions of this Agreement.

Section 8.02 Liquidation of Company Interests. (a) Upon dissolution, the Company shall be liquidated in an orderly manner. Unless the Managing Member shall otherwise determine, the Managing Member shall act as the liquidator to wind up the affairs of the Company pursuant to this Agreement and terminate the Company. The costs of liquidation shall be borne by the Company. Prior to final distribution and termination, if the liquidator is not the Managing Member, the liquidator shall continue to operate the Company and its assets with all of the power and authority of the Managing Member. The steps to be accomplished by the liquidator are as follows:

(i) the liquidator shall pay, satisfy and discharge all debts, obligations, and other liabilities of the Company to its creditors (including, without limitation, all sales commissions or other expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, establishing cash reserves to be held in escrow for contingent or unforeseen liabilities of the Company, in such amounts and for such holding periods as the liquidator may reasonably determine); and

(ii) after payment or provision for payment of all of the Company’s liabilities has been made in accordance with subparagraph (i), (A) a final allocation of all items of income, gain, loss, and expense shall be made to the Members (including the Managing Member) and (B) all remaining cash and other property shall be distributed to the Members in accordance with their positive Capital Account balances. Any non-cash assets distributed to the Members shall first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Sections 6.06 and 6.07.

(b) In making such distributions, the liquidator shall allocate each type of liquidation asset (i.e., cash or cash equivalents, units of a Subsidiary, etc.) among the Members ratably based upon the aggregate amounts to be distributed with respect to the Units held by each such Member.

(c) The distribution of cash and/or property to a Member in accordance with the provisions of this Section 8.02 constitutes a complete return to such Member of its Capital Contributions and a complete distribution to the Member of its interest in the Company and the Company’s property. This Section 8.02 constitutes a compromise to which all Members have consented within the meaning of the Delaware Act.

(d) Upon completion of the distribution of the Company’s assets as provided herein, the Company shall be terminated (and the Company shall not be terminated prior to such time), and the Managing Member (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take all such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 8.02.

(e) A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to this Article VIII in order to minimize any losses otherwise attendant upon such winding up.

(f) The liquidator shall not be personally liable for the return of Capital Contributions or any portion thereof to any Member (it being understood that any such return shall be made solely from Company assets).

Section 8.03 Continuation of the Company. Notwithstanding the provisions of Section 8.01 hereof, the occurrence of any event of dissolution under Section 8.01 above shall not dissolve the Company if within 90 days after the occurrence of such event of withdrawal, the business of the Company is continued by the agreement of all remaining Members.

ARTICLE IX

LIMITATION OF LIABILITY; INDEMNIFICATION

Section 9.01 Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member (including the Managing Member) of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

Section 9.02 Indemnification of Managing Member, Officers and Agents.

(a) The Company hereby agrees to indemnify and hold harmless any Person (each, an “Indemnified Person”) to the fullest extent permitted under the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all claims, damages, judgments, fines, settlements, expenses, liabilities and losses (including attorney fees, judgments, fines, excise taxes or penalties) and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative that relate to the operation of the Company incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was the Managing Member or is or was serving as an officer, employee or agent of the Company; provided, that (unless the Managing Member otherwise consents) no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are ultimately determined by a final court determination to result from such Indemnified Person’s bad faith or willful misconduct. Expenses, including attorney fees, incurred by any such Indemnified Person in defending a proceeding shall to the extent of available funds be paid or reimbursed by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking satisfactory to the Managing Member by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined by a final court determination that such Indemnified Person is not entitled to be indemnified by the Company.

(b) The right to indemnification and the advancement of expenses conferred in this Section 9.02 shall, without duplication, be cumulative of, and in addition to, any and all rights to which any Person may have or hereafter acquire under any statute, agreement, determination of the Managing Member or otherwise and shall extend to such Person’s heirs (in case of an individual), successors, assigns and legal representatives.

(c) The Company may, but shall not be obligated to, purchase and maintain insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 9.02(a) above whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 9.02.

(d) Notwithstanding anything contained herein to the contrary (including in this Section 9.02), any indemnity by the Company relating to the matters covered in this Section 9.02 shall be provided out of and to the extent of Company assets only and no Member (unless such Member otherwise agrees in writing or is found in a final decision from which there is no right of appeal by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company.

(e) If this Section 9.02 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 9.02 to the fullest extent permitted by any applicable portion of this Section 9.02 that shall not have been invalidated and to the fullest extent permitted by applicable law.

(f) The provisions of this Section 9.02 are for the benefit of the Indemnified Persons and their heirs, successors, assigns and administrators. Any amendment, modification or repeal of this Section 9.02 or any provision hereof shall be prospective only and shall not in any way affect the Company’s obligations to any Indemnified Person under this Section 9.02 as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 9.03 Other Business of Members. Subject to any agreement entered into by any Member, any Affiliate of a Member, or any director, officer, employee, consultant, agent, member, partner or stockholder of any Member or any of its Affiliates and the Company, any Member, any Affiliate of a Member or any director, officer, employee, consultant, agent, member, partner or stockholder of a Member or any of its Affiliates: (i) shall be permitted to have, and may presently or in the future have, investments or other business relationships with entities engaged in the business of the Company or any of its Subsidiaries other than through the Company or any of its Subsidiaries (an “Other Business”), (ii) may have and may develop a strategic relationship with businesses that are and may be competitive or complementary with the Company or any of its Subsidiaries, (iii) will not be prohibited by virtue of their investments in the Company or the Managing Member or their service on the Managing Member’s board of directors from pursuing and engaging in any such activities, and (iv) will not be obligated to inform, offer or present the Company, its Subsidiaries or the Managing Member of any such opportunity, relationship or investment even if such opportunity is of a character which, if presented to the Company or the Managing Member could be taken by the Company or the Managing Member. Furthermore, the other Members will not acquire or be entitled to any interest or participation in any Other Business as a result of the participation therein of any Member, and the involvement of any Member in any Other Business will not constitute a conflict of interest by such Persons with respect to the Company or its Members or any of the Company’s Subsidiaries.

ARTICLE X

ACCOUNTING, TAX MATTERS

Section 10.01 Valuation.

(a) The “Fair Market Value” of any assets or Units to be valued under this Agreement shall be determined in accordance with this Section 10.01.

(b) The Fair Market Value of any asset constituting cash or cash equivalents shall be equal to the amount of such cash or cash equivalents.

(c) The Fair Market Value of any asset constituting publicly traded securities shall be the average, over a period of 21 days consisting of the date of valuation and the 20 consecutive business days prior to that date, of the average of the closing prices of the sales of such securities on the primary securities exchange on which such securities may at that time be listed, or, if there have been no sales on such exchange on any day, the average of the highest bid and lowest asked prices on such exchanges at the end of such day, or, if on any day such securities are not so listed, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market.

(d) The Fair Market Value of any assets other than cash, cash equivalents or publicly traded securities shall be the fair value of such assets, as determined in good faith by the Managing Member, which determination shall take into account any factors that it deems relevant, including, without limitation, the application of any priority of distributions described in Section 6.05 hereof.

Section 10.02 Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information pursuant to applicable laws. All matters concerning (i) the determination of the relative amount of allocations and distributions among the Members pursuant to Section 6.05 and (ii) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Managing Member in its sole discretion, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.

Section 10.03 Bank Accounts. The Company may establish accounts for the deposit of Company funds, in such types and at such institutions, as shall be determined from time to time by the Managing Member.

Section 10.04 Fiscal Year. The Fiscal Year of the Company shall be the 12 month period ending on December 31 of each calendar year, or such other annual accounting period as may be established by the Managing Member.

Section 10.05 Tax Elections. The taxable year of the Company (the “Taxable Year”) shall be determined in accordance with Section 706 of the Code and the regulations promulgated thereunder. The Tax Matters Partner shall in its sole discretion determine whether to make or revoke any available election pursuant to the Code. Each Member will upon request supply any information necessary to give proper effect to any such election.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Expenses. The Members hereby acknowledge that the ongoing operating expenses of the Company and the ongoing operating expenses of Tiptree and Parent, including without limitation the actions taken by Parent in its capacity as Managing Member, relate to the business and affairs of the Company, and that any and all expenses incurred in connection with the carrying out of such activities (including, without limitation, costs of securities offerings, Board of Directors compensation and meeting costs, costs of preparing and delivering periodic reports to security holders, litigation costs and damages arising from litigation, accounting and legal costs, and corporate or other taxes (other than taxes measured by income of a Person) due and payable, or paid, but excluding any costs related to income or other tax obligations of any partner of Tiptree) are incurred on behalf of the Company. The Company shall therefore pay or reimburse each of Parent and Tiptree for all such costs, fees, operating expenses and other expenses incurred by Parent or Tiptree.

Section 11.02 Further Assurances. The parties shall execute and deliver all documents, instruments, and certificates, provide all information, and take or refrain from taking all such further actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement and effect the provisions hereof, as determined in the sole discretion of the Managing Member.

Section 11.03 Title to Company Assets. The Company’s assets will be deemed to be owned by the Company as an entity, and no Member, individually or collectively, will have any ownership interest in any Company asset or any portion thereof.

Section 11.04 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire at any time as a result of making the loan any direct or indirect interest in Company Profits, Losses, Distributions, capital or property other than as a creditor.

Section 11.05 Amendments, Modifications, or Waivers. Any provision of this Agreement (including amendments to this Section 11.05) may be amended, modified or waived with the written approval of the Managing Member and the Members that own a majority of the outstanding Units held by the Members in the aggregate; provided, that any amendment, modification or waiver which materially and adversely affects any Units in a particular class in a manner different than other Units of such class shall require the consent of the Members holding a majority of the Units so affected thereby; and provided, further, that the Managing Member may amend this Agreement, as it deems to be necessary or appropriate, without the prior vote or consent of any Member or any other Person in order to reflect, (i) in accordance with Section 3.02, the authorization, creation and issuance of Units (including additional Common Units and new classes of Units that are senior to the then existing classes of Units) or other Company securities, (ii) in accordance with Section 3.02, the rights, powers, preferences, duties, liabilities and obligations, in connection with such Units or other Company securities (other than rights, powers, preferences, duties, liabilities and obligations represented by the Common Units), of the Members holding such new Units or the Persons holding such other Company securities, (iii) in accordance with Section 3.02 and Section 7.02, the admission of any Person as a Members who has received any Units or the substitution or withdrawal of Members in accordance with this Agreement (including, the right to amend Annex A), (iv) in accordance with Section 7.02, any contributions by Members (including, the right to amend Annex A), (v) a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company, (vi) any amendment, supplement, waiver or modification that the Managing Member determines in its sole discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation, or (vii) a change in the Fiscal Year or taxable year of the Company and any other changes that the Managing Member determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Company, including a change in the dates on which distributions are to be made by the Company. If an amendment has been approved in accordance with this Agreement, such amendment shall be adopted and effective with respect to all Members. Upon obtaining such approvals as may be required by this Agreement, and without further action or execution on the part of any other Member or other Person, any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Managing Member and the other Members shall be deemed a party to and bound by such amendment.

Section 11.06 Successors and Assigns. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the Members and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns, whether so expressed or not.

Section 11.07 Remedies. Each Member shall have all rights and remedies set forth in this Agreement, to the extent provided for herein, and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 11.08 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 11.09 Jurisdiction; Service of Process; Waiver of Jury Trial. Each of the parties submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11.12 below. Nothing in this Section 11.09, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) ARISING OUT OF OR BASED UPON THIS AGREEMENT. THIS SECTION 11.09 SHALL SURVIVE THE DISSOLUTION, LIQUIDATION, WINDING UP AND TERMINATION OF THE COMPANY.

Section 11.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 11.11 Counterparts. This Agreement may be executed simultaneously in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 11.12 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (a) delivered personally to the recipient, (b) sent to the recipient by reputable express courier service (charges prepaid), (c) mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid or (d) sent to the recipient by electronic mail (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if so sent before 5:00 p.m. New York, New York time on a business day, and otherwise on the next business day. Such notices, demands and other communications shall be sent to the Company at the following address and to all Members to the addresses set forth on Annex A attached hereto:

To the Company:

Tiptree Operating Company, LLC
780 Third Avenue
New York, NY 10017
Attention: Geoffrey Kauffman
E-mail: gkauffman@tiptreefinancial.com

or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

Section 11.13 Complete Agreement. This Agreement (together with all annexes, exhibits and schedules attached hereto), any documents expressly referred to herein and related documents of even date herewith and therewith embody the complete agreement and understanding among the parties and terminate, supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 11.14 Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday, or legal holiday in the State of New York, or the jurisdiction in which the Company’s principal office is located, the time period shall automatically be extended to the Business Day immediately following such Saturday, Sunday, or legal holiday.

Section 11.15 Spousal Consent. Each married Member that resides in a community property state shall concurrently with his or her execution hereof deliver to the Company the written consent of his or her spouse, substantially in the form attached hereto as Exhibit C (the “Spousal Consent”), and each such Member who, subsequent to the date hereof marries or remarries, shall be required to obtain his or her spouse’s signature to the Spousal Consent within 30 days after the date of such marriage; provided, however, that the failure of any such Member to do so shall not affect the validity or enforceability of this Agreement.

Section 11.16 No Third Party Beneficiaries. Except as expressly provided in Section 9.02, nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

TIPTREE OPERATING COMPANY, LLC

By: Tiptree Financial Inc., as Managing Member

By:	/s/ Geoffrey Kauffman
	Name:	Geoffrey Kauffman
	Title:	President and Chief Executive Officer

TIPTREE FINANCIAL INC.

By:	/s/ Geoffrey Kauffman
	Name:	Geoffrey Kauffman
	Title:	President and Chief Executive Officer

TIPTREE FINANCIAL PARTNERS, L.P.

By:	/s/ Geoffrey Kauffman
	Name:	Geoffrey Kauffman
	Title:	President and Chief Executive Officer

ANNEX A

SCHEDULE OF MEMBERS

Member	No. of Common Units

Tiptree Financial Inc.	10,289,192
780 Third Avenue, 21st Floor
New York, NY 10017

Tiptree Financial Partners, L.P.	31,147,371
780 Third Avenue, 21st Floor
New York, NY 10017

Exhibit A

JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement pursuant to the Amended and Restated Limited Liability Company Agreement of Tiptree Operating Company, LLC (the “Company”), dated as of July 1, 2013 (as amended, modified, restated or supplemented from time to time, the “Agreement”), by and among the Members listed on the Annex A attached thereto.

By executing and delivering this Joinder Agreement to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Agreement in the same manner as if the undersigned were an original signatory to such agreement.

The undersigned acknowledges and agrees that the undersigned shall be a “Member”, as such term is defined in the Agreement.

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of             , 20    .

Signature of Member

Print Name of Member

Address

Facsimile

Telephone

EXHIBIT B

FORM OF REDEMPTION NOTICE

Tiptree Financial Inc.

780 Third Avenue

New York, NY 10017

Attention: Geoffrey Kauffman

Tiptree Operating Company, LLC

780 Third Avenue

New York, NY 10017

Attention: Geoffrey Kauffman

Reference is hereby made to the Amended and Restated Limited Liability Agreement, dated as of July 1, 2013 (the “Agreement”), among Tiptree Financial Inc., a Maryland corporation (“Parent”), Tiptree Financial Partners, L.P., a Delaware limited partnership, Tiptree Operating Company, LLC, a Delaware limited liability company, and the holders of Common Units from time to time party thereto. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

The undersigned hereby irrevocably requests Redemption by the Company of the number of Redeemed Units set forth below and in connection therewith surrenders to the Company the number of Designated Class B Shares set forth below and directs that the Cash Amount or Class A Common Stock deliverable upon exercise of the Redemption be issued in the undersigned’s name as set forth below, as set forth in the Agreement.

Number of Common Units to be Redeemed:

Number of Class B Common Stock delivered for cancellation:

The undersigned hereby represents and warrants that: (i) if the undersigned is not a natural person, that it is duly incorporated or formed and, to the extent such concept exists in its jurisdiction of organization, is in good standing under the laws of such jurisdiction; (ii) the undersigned has all requisite legal capacity and authority to execute and deliver this Redemption Notice and to perform the undersigned’s obligations hereunder and to consummate the transactions contemplated hereby; (iii) if the undersigned is not a natural person, the execution and delivery of this Redemption Notice by it and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or other entity action on the part of the undersigned; (iv) this Redemption Notice has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms hereof, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally; (v) the Common Units and the shares of Class B Common Stock subject to this Redemption Notice are being transferred to, or for the account of, Parent free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and (vi) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the Common Units or the shares of Class B Common Stock subject to this Redemption Notice is required to be obtained by the undersigned for the transfer of such Common Units and shares of Class B Common Stock hereunder.

The undersigned hereby irrevocably constitutes and appoints any officer of the Company or of Parent as the attorney of the undersigned, with full power of substitution and re-substitution in the premises, to do any and all things and to take any and all actions that may be necessary to transfer the Common Units and shares of Class B Common Stock subject to this Redemption Notice and to deliver to the undersigned the shares of Class A Common Stock to be delivered in Redemption therefor.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Redemption Notice to be executed and delivered by the undersigned or by its duly authorized attorney.

Dated:
(Please Print Name of Unitholder)

(Signature of Unitholder)

(Street Address)

(City) (State) (Zip Code)
If Shares of Class A Common Stock are to be issued, issue to:

Name:
Address:

Social security or identifying number:

EXHIBIT C

SPOUSAL CONSENT

I acknowledge that I have read the foregoing Amended and Restated Limited Liability Company Agreement of Tiptree Operating Company, LLC (the “Company”), dated as of July 1, 2013 (as amended, modified, restated or supplemented from time to time, the “Agreement”), by and among the Members listed on Annex A attached thereto and that I know its contents. I am aware that by its provisions my spouse agrees to subject our membership, economic and/or other interest with respect to the Company, including our community or marital property interest therein, if any, (collectively, the “Interest”) to certain restrictions on transfer and options by the Company to purchase the Interests in certain circumstances. I hereby approve of and agree to the provisions of the Agreement, and agree that I will subject any Interest that I may acquire through my community or marital property interest or otherwise to the provisions of such Agreement.

I am aware of my right to obtain independent legal counsel with respect to the Agreement. By execution hereof, I either independently waive the right to separate legal counsel or have obtained separate independent legal counsel.

Date: , 20

Name: